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                                                                  Exhibit-11.1




                                 RADIAN GROUP INC.
                        SCHEDULE OF NET INCOME PER SHARE

                                                                     QUARTER                               NINE MONTHS
                                                                ENDED SEPTEMBER 30                       ENDED SEPTEMBER 30
                                                             1999                1998                 1999                1998

(In thousands, except per-share amounts and market prices)

Net income ....................................             $  37,488           $  37,407           $  99,935           $ 105,161
Preferred stock dividend adjustment ...........                  (825)               (825)             (2,475)             (2,475)
                                                            ---------           ---------           ---------           ---------
Adjusted net income ...........................             $  36,663           $  36,582           $  97,460           $ 102,686

Average diluted stock options outstanding .....               2,319.1             1,991.9             2,412.6             2,278.1
Average exercise price per share ..............                 27.94               19.07               27.99               22.76
Average market price per share - diluted basis                  48.32               50.05               45.49               58.89

Average common shares outstanding .............                36,974              36,799              36,914              36,686
Increase in shares due to exercise of options -
 diluted basis ................................                   791               1,017                 879               1,173

Adjusted shares outstanding - diluted .........                37,765              37,816              37,793              37,859

Net income per share - basic ..................             $    0.99           $    0.99           $    2.64           $    2.80
                                                            =========           =========           =========           =========

Net income per share - diluted ................             $    0.97           $    0.97           $    2.58           $    2.71
                                                            =========           =========           =========           =========
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